Ernst & Young LLP


Report of Independent Auditors

To the Board of Trustees and Shareholders Matthews International Funds

In planning and performing our audits of the financial statements of Matthews International Funds (comprising of, respectively, the Matthews Pacific Tiger Fund, Matthews Asian Convertible Securities Fund, Matthews Korea Fund and Matthews Dragon Century China Fund) for the year ended August 31, 1998 of the Matthews Pacific Tiger Fund, Matthews Asian Convertible Fund and Matthews Korea Fund, and for the period
February 19, 1998 (commencement of operations) to August 31, 1998 of the Matthews Dragon Century China Fund, we considered its internal control structure, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Matthews International Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at August 31, 1998.

This report is intended solely for the information and use of the board of trustees and management of Matthews International Funds and the Securities and Exchange Commission.

San Francisco, California
October 9, 1998